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                                                  Exhibit 10.26.1


          AMENDED AND RESTATED STEAM PURCHASE AGREEMENT


     This Amended and Restated Steam Purchase Agreement is made this 17th day of September, 1993 by and among PHILADELPHIA THERMAL ENERGY CORPORATION ("PTEC"), ADWIN EQUIPMENT COMPANY ("Adwin"), O'BRIEN ENVIRONMENTAL ENERGY, INC. (O'Brien") and GRAYS FERRY COGENERATION PARTNERSHIP, a Pennsylvania general partnership ("Seller").

                    BACKGROUND TO RESTATEMENT

     PTEC, Philadelphia United Power Corporation. formerly known as United Thermal Development Corporation ("PUPC0"), Adwin,
O'Brien and Seller are parties to some or all of a series of agreements1 each dated November 11, 1991. as follows
(collectively1 "Original Agreements"):

     (1) Steam Venture Agreement by and among O'Brien, Adwin, PUPCO and PTEC ("Original Venture Agreement");

     (2)       Site Lease by and between PTEC and Seller ("Original
Lease");

     (3)       Steam Purchase Agreement by and among PTEC1 Adwin,
O'Brien and Seller ("Original Purchase Agreement");

     (4) Project Services and Development Agreement by and between Seller and PUPCO ("Original Development Agreement");

     (5)       Penn Selection Agreement by and among PTEC1 PUPCO,
Adwin, O'Brien and Seller ("Original Penn Agreement"); and

     (6)       Dock Facilities by and among PTEC, Seller and
Philadelphia Thermal Development Corporation ("Original Dock
Agreement").

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     The Original Agreements set forth the terms and conditions under which Adwin and O'Brien formed Seller for the purpose. of constructing and owning a Cogeneration Facility (as defined hereafter). which will be located on a portion of PTEC's Schuylkill Station site. The Cogeneration Facility will produce steam and electrical power, and will be operated and maintained by PUPCQ. Steam from the Cogeneration Facility will be purchased by PTEC for use in PTEC's steam distribution system. The parties have subsequently agreed to terminate the Original Penn Agreement.

     The original Agreements contemplated that the Cogeneration Facility would consist of a Phrase 7 Gas Turbine, a Heat Recovery Steam Generator9 a steam turbine and high pressure auxiliary boiler with a minimum 500,000 lbs/hour of capacity (No. 6 oil rating) which would be capable of burning both No. 6 oil and natural gas. The Original Agreements further contemplated that the auxiliary boiler would, under certain circumstances, be constructed on an accelerated basis prior to the remainder of the equipment described above.

     Adwin and O'Brien have now requested, and PTEC and PUPCO have agreed. that the installation of the Cogeneration Facility ("Project") be restructured in certain ways, including the development of the Project in two discrete phases, consisting of
(i) installation in Phase I of a high pressure auxiliary boiler with a 40 megawatt steam turbine ("Phase I Project"), and
(ii) installation in Phase II of the Frame 7 Gas Turbine and related equipment ("Phase II Project"). The parties intend that the Phase I Project be completed on an expedited basis.

     The parties have further agreed to amend certain of the Original Agreements and to restate those Original Agreements,. so amended, in their entirety, to reflect the changes to. the Project described above.

     Now, therefore, intending to be legally bound hereby, the parties hereby amend the Original Purchase Agreement and restate the Original Purchase Agreement in its entirety, as follows:


                           BACKGROUND

    Seller is a general partnership formed by Adwin and O'Brien. Adwin and O'Brieen are parties to an Amended and Restated Steam Venture Agreement with PTEC of even date herewith ("Amended Steam Venture Agreement"), pursuant to which Adwin and O'Brien will, together, through Seller, develop, construct, own and operate a cogeneration facility for the production of steam and electric energy (the "Project"). The Project will be located in the Schuylkill Station facility owned or leased by PTEC, a portion of which will be leased to Seller under an Amended and Restated Site Lease of even date herewith ("Amended Site Lease"). The Project will be owned by Seller and operated by PUPCO, under an Amended and Restated Project Services and Development Agreement of even date herewith ("Amended Project Services Agreement", and with the Amended Site Lease, the Amended Steam Venture Agreement and this Agreement, collectively the "Amended Project Documents").

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     PTEC is a public utility certificated by the Pennsylvania
Public Utility Commission to sell steam in a defined area of the City of Philadelphia consisting of portions of Center City and West Philadelphia ("PTEC's Service Area") through a steam distribution system ("Steam Loop").

     Seller is willing to sell and PTEC is willing to purchase the steam produced by Seller, on the terms and conditions - hereunto set forth.

     All capitalized terms not otherwise defined herein shall have the same meanings as in the Amended Project Services
Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.   Steam Purchase by PTEC

          A. During Phase I Project testing and prior to the Phase I Project Acceptance Date, PTEC 8hall not be obliged to purchase any minimum amount or requirement of steam, but shall purchase
Project steam flow to the extent such purchases are consistent with prudent operation and system reliability of the Steam Loop, and any steam purchased by PTEC during such Phase I Project testing and prior to the Phase I Project Acceptance Date shall be at PTEC's Avoided Cost of Steam (as defined in Appendix 1 hereto). However, after the Phase I Project Acceptance Date,
PTEC shall pay the full price for steam delivered from Phase I as provided in Section 2 below. The Project will supply and PTEC shall be obligated to purchase Distribution Sendout Steam (low pressure steam) as defined in Appendix 2 of this Agreement (210-
240 psi, 40 degrees F above saturation, but not greater than 450 degrees F) from the Phase I Project for the full term of this Agreement, in the amounts and at the prices specified herein, until the Phase II Project Acceptance Date. All references in this Agreement and the other Amended Project Agreements to the purchase of "steam" prior to the Phase II Project Acceptance
Date shall refer to Distribution Sendout Steam.

          B. During Phase II Project testing and prior to the Phase II Project Acceptance Date, PTEC shall not be obliged to purchase any minimum amount or requirement of steam in excess of the minimum take requirement for Phase I, but shall purchase such excess Project steam flow to the extent such purchases are consistent with prudent operation and system reliability of the Steam Loop, and any steam in excess of the Phase I minimum take

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requirement purchased by PTEC during such Phase II Project
testing and prior to the Phase II Project Acceptance Date shall be at PTEC's Avoided Cost of Steam (as defined in Appendix 1 hereto). However, after the Phase II Project Acceptance Date., PTEC shall pay the full price for steam delivered from Phase II as provided in Section 2 below.

          C. During the term of this Agreement, (i) after the Phase I Project Acceptance Date, PTEC shall be obliged to purchase steam at the minimum take obligations as described in subsection E(i) below, and (ii) after the Phase II Project Acceptance Date, PTEC shall be obliged to purchase steam at the minimum take obligations as described in subsection E(ii) below.

          D. During the term of this Agreement, following Phase I Project Acceptance and following Phase II Project Acceptance, Seller will sell all steam produced by the Project (net of the Project's internal requirements) to PTEC, and PTEC will purchase all of its steam requirements from Seller, except that PTEC shall be free to utilize other sources of steam when necessary (i) to operate boilers at other PTEC facilities to meet the minimum loading requirements for maintaining adequate pressure and to provide system reliability, or (ii) to satisfy PTEC steam send out requirements above and beyond the capabilities of the Project.

          E. (i) Beginning on the Phase I Project Acceptance Date, PTEC will pay on an annual basis for the greater of (i) the amount of steam actually accepted by or (ii) 3.0 million thousand pounds ("Mlbs."). If the Project is unable to deliver at least 3.0 million Mlbs. of steam in any year, for reasons other than a default by PTEC under any agreement to supply demineralized water to Seller, the 3.0 million Mlbs. minimum requirement will be reduced to the amount of steam actually delivered by the Project.
The 3.0 million Mlbs. minimum take requirement will also be reduced in the event of a Penn Event by an amount equal to the volume of steam PTEC is unable to purchase from the Project directly attributable to the reduction in purchases by the University of Pennsylvania.

     (ii) Beginning on the Phase II Project Acceptance Date, PTEC will pay on an annual basis for the greater of (i) the amount of steam actually accepted by PTEC or (ii) 3.3 million Mlbs. If the Project is unable to deliver at least 3.3-million Mlbs. of steam in any year, for reasons other than a default by PTEC under any agreement to supply demineralized water to Seller, the 3.3 million Mlbs. minimum requirement will be reduced to the amount of steam actually delivered by the Project. The 3.3 million Mlbs. minimum take requirement will also be reduced in

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the event of a Penn Event by an amount equal to the volume of steam PTEC is unable to purchase from the Project directly attributable to the reduction in purchases by the University of Pennsylvania.

          F. If neither PUPCO nor any of its affiliates is serving as operator of the Project, then PTEC's obligation to purchase steam hereunder is conditional on the steam produced by Seller conforming fully with the minimum requirements for temperature.
pressure. p55 content and other specifications set forth in Appendix 2 hereto.

          G. All Project equipment will be designated for continuous utility grade service and designed for a useful life of at least thirty (30) years. PTEC shall have the right to approve in advance the equipment selection and the location of the equipment on the site, such approval not to be unreasonably withheld.

     2.   Price

          A. The price for low-pressure steam in dollars per Mlb. For each month following the Phase I Project Acceptance Date shall be calculated according to the following formula:

       SP   =    (BF x 1.69) + ($0.31 x CWT/PWT) + ($1.00 x CPIC/CPIb)

       where,

       SP   =    Steam price for the current month

       BF   =    weighted Average Price of Fuel (natural
gas, No. 6 oil, and No.2 oil) in U.S. dollars per MMBtu (higher heating value) utilized by the Project at the Burner Tip of the gas turbine and Auxiliary Boiler in each month following the Phase I Project Acceptance Date or the Phase II Project
Acceptance Date, as the case may be.

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               CPIc =    The Consumer Price Index - Urban,  All
Items for Philadelphia recorded for the current month.

               CPIb =    The Consumer Price Index - Urban,  All
Items for Philadelphia for the first month following the Phase I
Project Acceptance date or the Phase II Project Acceptance Date, as the case may be.

               CWT  =    Current City of Philadelphia Tariff
Water & Sewer Rate for Domestic and Commercial Customers effective in the first month following the Phase I Project
Acceptance Date or the Phase II Project Acceptance Date, as the case may be.

               PWT  =    City of Philadelphia Tariff Water &
Sewer Rate for Domestic and Commercial Customers effective
January 10, 1986.

The steam price shall not be increased as a result of the use of different fuels or fuel mixes by Seller or b any change in steam production efficiency associated with the two-Phase approach set forth in the preamble to this Agreement.

          B. Notwithstanding the provisions of Section 2.A, the price to be paid by PTEC for steam under any renewal or extension of the Amended Project Documents beyond the Initial Term shall be equal to or less than the Avoided Cost of Steam (as defined in Appendix 1) available to PTEC (including the unamortized capital costs of the Project's steam generating equipment, fuel, water, chemicals and any other appropriate costs).

          C. PTEC will pay for high pressure steam from Phase II at an auxiliary high pressure steam price equal to the Base Price plus
$0.50 per Mlb. The auxiliary high pressure steam price shall be adjusted monthly in accordance with the Steam Price adjustment set forth in subsection B above. If, after the Phase I Project
Acceptance Date but prior to the Phase II Project Acceptance
Date, Seller sells electrical capacity to the Philadelphia
Electric Company or any other utility or any party purchasing capacity for its own direct end use, PUPCO's fee as set forth in
Section 6.4 of the Amended Project Development Agreement shall be modified as set forth therein.

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     3.   Term and Extension

          A. This agreement will be for an initial term ("Initial Term") equal to (a) the period commencing on the Commencement Date (as defined in the Site Lease) and ending on the Full Operation Date
(as defined in the Site Lease), plus (b) twenty-five (25) years, commencing on the Full Operation Date and ending on the date which is twenty-five (25) years thereafter, Seller shall have the option to extend the term hereof as set forth in more detail in
Section 5 of the Amended Steam venture Agreement.

          B. Seller will have the right to extend the terms hereof beyond the Initial Term only if Seller agrees to adjust the steam price charged to PTEC to be equal to or less than PTEC's Avoided Cost of Steam (including the unamortized capital cost of the Project's steam generating equipment, fuel, water, chemicals, and any other appropriate costs).

     4. Additional Charges. In contemplation of the "all requirements" provisions and "minimum take" provisions of this Agreement, if, during the life of the Project, O'Brien, whether directly or indirectly, whether through Seller or otherwise, whether as an owner or a developer, and whether through a cogeneration facility or other steam producing facility, sells or makes available steam to any entity, and such act causes or would cause a reduction in the steam required from the Project to serve the then current system steam load, then O'Brien shall pay to PTEC for each thousand pounds of steam sold or generated by such other project or facility, an amount equal to the sum PTEC pays for equivalent amounts and quality of steam from the Project.

     5.   Default and Remedies.

          A. Seller shall be in default under this Agreement (a "Major Seller Default") if an Owner's Major Default occurs under the Amended Project Services Agreement.

          B. PTEC shall be in default under this Agreement (a "Major PTEC Default") if in any Agreement Year PTEC fails to pay in full for at least the minimum take requirements set forth in Section 1.D of steam (as adjusted in accordance with the terms of Section 1.D and as a result of Force Majeure as described in Section 11.1 the Amended Project Services Agreement) within thirty (30) days after the end of such Agreement Year.

          C. PTEC shall be in default under this Agreement (a "Minor PTEC Default"). if PTEC fails to pay for any steam purchased within thirty (30) days after payment is due.

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          D.   Upon the occurrence of a Major Seller Default, PTEC shall
have the rights and remedies available to equity, but not the right to terminate.

          E. Upon the occurrence of a Major PTEC Default, Seller shall have the right to (i) recover from PTEC the difference between
(x) the sale price for the minimum annual take requirement set forth in Section 1.D, and (y) the actual amount paid by PTEC to Seller for steam during that year, less (z) the marginal cost of fuel. water and other supplies which Seller would have incurred had PTEC purchased the minimum required amount of steam. Upon the occurrence of a Minor PTEC Default, Seller shall have the right to recover from PTEC the unpaid amount due for steam sold plus interest at two percent (2%) over the Prime Rate.

     6.   Miscellaneous

          A. No change, amendment or modification of this Agreement shall be valid or binding on the parties unless made in a writing signed by all parties.

          B. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Titles of Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement.

          C. Notices. Any notice, demand, offer, consent, report, approval or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall be hand delivered, or sent by overnight delivery or by certified mail to the other parties at the following addresses and shall be effective upon receipt.

     PTEC:          President
                    Philadelphia Thermal Energy Corporation
                    2600 Christian Street
                    Philadelphia, PA  19146

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   With a copy to:  President
                    Philadelphia United Power Corporation
                    2600 Christian Street
                    Philadelphia, Pa  19146

   Seller:          Grays Furry Cogeneration Partnership
                    225 S. 8th Street
                    Philadelphia, PA  19106

   O'Brien:         Vice President, Operations
                    O'Brien Environmental Energy. Inc.
                    225 S. 8th Street
                    Philadelphia, PA  19106
   Adwin:           Vice President
                    Adwin Equipment Company
                    300 Stevens Drive
                    Lester, PA  19113

Each party shall have the right to change the place to which notice shall be sent or delivered by notice to the other parties.
The effective date of any notice issued pursuant to this Agreement shall be as of the addressee's receipt of such notice.

          D. Assignment. No party shall either assign or otherwise transfer this Agreement (or any right or obligation contained herein) without the prior written consent of the other parties, and any assignment, subletting or other transfer without such consent shall be void. Notwithstanding the foregoing, this Agreement may be assigned by Seller for security purposes to any construction or permanent lender for the Project or to any entity purchasing electricity from the Project.

          E. No Waiver. No consent or waiver, express or implied, by a party to or of any breach or default by the party in the performance by it of any of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligation of such party hereunder.

          F. Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, exclusive of conflicts of laws provisions.

          G. Successors and Assigns. Subject to the restrictions on transfers set forth herein, this Agreement shall inure to the benefit of, be binding upon and be enforceable by

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and against the parties and their respective successors and assigns.

          H. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.
It shall not be necessary that any counterpart be signed by all parties so long as each party shall have executed two counterparts.

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               IN WITNESS WHEREOF, the parties have caused this
Agreement to be executed by their duly authorized representatives on the date first above written.

                                       PTEC:

                              PHILADELPHIA THERMAL ENERGY
                                CORPORATION

                              By:/s/ S. G. Smith


                              SELLER:

                              GRAYS FERRY COGENERATION
                                PARTNERSHIP

                              By:   O'Brien Environmental Energy,
                                    Inc.

                                    By: /s/ Robert A. Shinn

                              By:   Adwin Equipment Company

                                    By: /s/ Daniel A. Neely

                              ADWIN:

                              ADWIN EQUIPMENT COMPANY

                              By:/s/ Daniel A. Neely

                              O'BRIEN:

                              O'BRIEN ENVIRONENNTAL ENERGY, INC.

                              By: /s/ Robert A. Shinn

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                       LIST OF APPENDICES


APPENDIX 1     Avoided Cost of Steam

APPENDIX 2     Usable Steam Requirements

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             APPENDIX 1 TO STEAM PURCHASE AGREEMENT

                      AVOIDED COST OF STEAM

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                           APPENDIX 1


                      Avoided Cost of Steam



PTEC's avoided cost of steam to be used in accordance with
section 1A of the Steam Purchase Agreement shall be calculated as follows:

                Avoided Cost per Mlb = F + W + C
                                       Mlb

Where:

F         =    Actual gallons of fuel consumed by PTEC during the
          month for steam production (net of TG 3 usage) times average purchased cost per gallon for the month (or previous month if no current purchase made).

W         =    Actual gallons of water consumed by PTEC during
          the month for steam production times the current City of Philadelphia water and sewer tariff rate.

C         =    Actual quantity of chemicals used by PTEC during
          the month for steam production times the current month chemical unit cost purchase price.

Mlb       =    PTEC Schuylkill plant boiler out.

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             APPENDIX 2 TO STEAM PURCHASE AGREEMENT

                    USABLE STEAM REQUIREMENTS

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                           APPENDIX 2

                    USABLE STEAM REQUIREMENTS




High Pressure Steam

     Pressure                 1300 max - 1200 psi min
     Temperature              925F max - 900F min
     Sodium                   < 15 ppb
     Chloride                 < 10 ppb
     Silica                   < 15 ppb
     Cation Conductivity      < 0.35 umhos

Distribution Sendout Steam

     Pressure                 240 psi max - 210 psi min
     Temperature              Steam temperature shall be 40F
                              above saturation temperature but
                              not higher than 450F.
     M Alkalinity             < 1.0 ppm
     Free CO2                 < 1.5 ppm
     TDS                      < 0.2 ppm

All chemicals carried over into the distribution steam system must be suitable for use in the preparation of food, humdification and sterilization of surgical instruments as specified by the FDA and USDA.

All desuperheating spray water must meet the same criteria established for boiler feed water.